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                                                                   Exhibit 21

                                               LIST OF SUBSIDIARIES


CECO Filters, Inc.
Compliance Systems International (subsidiary of CECO Filters, Inc.) Air Purator Corporation (subsidiary of CECO Filters, Inc.)
U.S. Facilities Management Company, Inc. (subsidiary of CECO
Filters, Inc.)
New Busch Co., Inc. (subsidiary of CECO Filters, Inc.)